Exhibit 5.1

PARTNERSHIP CONSTITUEE SELON LE DROIT DE L’OHIO, USA
AVOCATS AU BARREAU DE PARIS
2, RUE SAINT-FLORENTIN • 75001 PARIS
TELEPHONE: (0)1.56.59.39.39 • FACSIMILE: (0)1.56.59.39.38 • TOQUE J 001
WWW.JONESDAY.COM

June 8, 2026
Nanobiotix S.A.
60, rue de Wattignies
75012 Paris, France

Re:  Registration Statement on Form S-8 filed by Nanobiotix S.A.

Ladies and Gentlemen:

We are acting as French counsel for Nanobiotix S.A. (the “Company”), a French société anonyme, in connection with the registration of up to 1,663,202 ordinary shares, €0.03 nominal value per share, of the Company (“Ordinary Shares”) reserved for future issuance under the 2026 free share plan adopted by the executive board of the Company on June 8, 2026 (the “Plan”, and such Ordinary Shares, the “Shares”).

In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of this opinion. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that the Shares that may be issued pursuant to the Plan have been duly authorized and, when issued in accordance with the Plan and against payment of due consideration therefor, will be validly issued, fully paid and non-assessable.

The term “non-assessable”, which has no recognized meaning in French law, for the purposes of this opinion means that no present or future holder of Shares will be subject to personal liability, by reason of being such a holder, for additional payments or calls for further funds by the Company or any other person after the issuance of such Shares.

The opinion expressed herein is limited to the laws of France, as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction.

In rendering the opinion above, we have assumed that the Company will take no action inconsistent with the shareholders’ resolutions authorizing the Company to issue the Shares. We have also assumed, for any future awards under the Plan, that (1) the shareholders’ resolutions authorizing the Company to award the Shares pursuant to the Plan will be in full force and effect on the date of such awards and (2) such future awards will be approved by the executive board and supervisory board of the Company in accordance with applicable law and with the terms of such shareholders’ resolutions and the Plan.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement on Form S-8 filed by the Company to effect registration of the Shares to be issued and sold pursuant to the Plan under the Securities Act of 1933 (the “Act”). In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day